Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

As independent Certified Public Accountants, we hereby consent to the inclusion of our audit report concerning the financial statements of Tsingda Eedu Corporation for the years ended December 31, 2009 and December 31, 2008 in a filing of that company on Form S-1/A.

/s/ Jeffrey & Company

Jeffrey & Company, Certified Public Accountants

Wayne, New Jersey 07470
November 30, 2010